Exhibit 10.19

SALE AGENCY AGREEMENT

BETWEEN

ADDEX THERAPEUTICS

And

KEPLER CHEUVREUX

Kepler Cheuvreux	http://www.keplercheuvreux.com/	Tél : +33 1 53 65 35 00

Société anonyme à Directoire et Conseil de surveillance au capital de 56.371.350 € - RCS Paris B 413 064 841, APE 652 E - Identification TVA FR 38413064841, Entreprise d’investissement régie par la loi n° 96-597 du 02.07.96

Siège social :
112 avenue Kléber
75116 Paris France

Certain confidential portions of this exhibit have been omitted and replaced with “[***].” Such identified information has been excluded from this exhibit because it (i) is not material and (ii) is the type of information that the registrant treats as private or confidential.

AGREEMENT

THIS SALE AGENCY AGREEMENT (the “Agreement”) IS MADE BY AND BETWEEN:

ADDEX THERAPEUTICS SA, a company incorporated under the laws of Switzerland, registered with the Trade and Companies Registry of the Canton of Geneva under no. CHE- 113.514.094, whose registered office is at Chemin des Aulx 12, 1228 Plan-les-Ouates, Switzerland, represented by Tim Dyer, who is duly authorised to act on behalf of the above- mentioned company;

(hereinafter referred to as the “Client”),

AND:

KEPLER CHEUVREUX, a French Société Anonyme à Directoire et Conseil de Surveillance, registered on the Paris Trade and Companies Registry under number 413 064 841, whose registered office is located at 112, avenue Kléber, 75116 Paris, France, represented by Julia Aliche and Grégoire Varenne, duly empowered,

(hereinafter referred to as “Kepler Cheuvreux”),

Kepler Cheuvreux and the Client are hereinafter collectively called the "Parties", individually a “Party”.

WHEREAS:

1.	The shares of the Client are admitted for trading on SIX Swiss Exchange (the “Exchange”) with the trading code ISIN CH0029850754 (the "Shares").

2.	The Client has decided to entrust Kepler Cheuvreux with the sale of the Shares under the conditions determined by the Agreement and the General Terms and Conditions of Business which are available at the following address: https://www.keplercheuvreux.com/app/uploads/2022/12/Terms-of-business-Kepler- Cheuvreux-1.12.2022.pdf (the "General Terms"). In the event of any contradictions between the General Terms and the Agreement, the Agreement shall prevail.

IT IS HEREBY AGREED THAT:

Article 1 – PURPOSE OF THE AGREEMENT

1.1	The Client entrusts Kepler Cheuvreux to sell [***] Shares on its behalf and in accordance with the terms of Article 2 below.

1.2	Kepler Cheuvreux undertakes to sell the Shares in accordance with all applicable regulations in force, including Regulation (EU) n°596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (“MAR”), and the EU Delegated Regulation No. 2016/1052 of the European Commission of 8 March 2016 supplementing the MAR Regulation (the "Delegated Regulation")

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Article 2 – TERMS OF THE SALE OF THE SHARES

2.1	Sale in the Exchange:

Kepler Cheuvreux will make its best effort to sell the Shares in the Exchange “as and when required” in the central order book of the Exchange.

2.2	Kepler Cheuvreux will make its best efforts to proceed to the sale of the Shares by block trades outside the central order book of the Exchange.

2.3	The Shares must be sold within the following price limits (the “Minimum Price”):

(a)	[***]

(b)	In any case, the sale price of the Shares shall not be lower than [***] Swiss francs.

2.4	The Minimum Price may be modified by phone by the Client, at any time, except during blackout period and shall be effective upon receipt by the Client of a confirmation by email from Kepler Cheuvreux.

2.5	Kepler Cheuvreux will prepare a trade confirmation which sets out each individual purchase implemented under this Agreement ("Trade Confirmation") and will send it by e-mail to the Client on each day on which sales of Shares under this Agreement are executed. Each Trade Confirmation will indicate the corresponding settlement-delivery date (" Settlement-Delivery Date").

2.6	The proceeds of the Shares’ sales shall be credited to account of the Client against delivery by the Client on the settlement date of the respective Shares (plus any applicable tax).

Article 3 – INDEPENDENCE OF KEPLER CHEUVREUX

Within the framework of the mandate granted by the Client, Kepler Cheuvreux acts in full independence and in accordance with the terms determined in Article 2 above at the date of the signing of the Agreement.

Article 4 – EXCHANGE OF INFORMATION

4.1	Within the framework of exchanges of information which may arise from the implementation of the Agreement, the Client shall not disclose to Kepler Cheuvreux any information likely to be qualified as inside information within the meaning of the applicable regulation according to the article 7 par. 1 to 4 of MAR.

4.2	If information of this nature is made known to Kepler Cheuvreux, the latter shall take all steps necessary to ensure that this information is not transmitted or used for its own account or on behalf of third parties, either directly or via another party.

Article 5 – REMUNERATION OF KEPLER CHEUVREUX

5.1	Brokerage fee: Kepler Cheuvreux shall receive a brokerage fee (excluding VAT and any securities transactions tax) equal to [***] of the gross amounts of transactions. It is the Client’s sole responsibility to determine if transfer stamp duties apply. The Client shall pay any transfer stamp duties directly to the Swiss fiscal authorities if and when applicable.

5.2	Success fee: In addition, if at the end of the mandate, the average gross selling price of the Shares is above the volume weighted average price (“VWAP”) of the Shares over the duration of the Agreement, Kepler Cheuvreux will be entitled to a success fee equal to:

   [***]

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Article 6 – DURATION

The Agreement shall come into force as of the date of its signature until June 26, 2024 unless terminated earlier by either party.

Article 7 – WITHDRAWAL ANDTERMINATION

7.1.	Each Party can at any time, without penalty, terminate the Agreement, by notifying the other Party by letter, fax or email. Termination will take effect upon receipt of the above- mentioned notification.

7.2.	Termination by Kepler Cheuvreux will take effect five Exchange trading days after the date on which the notification is sent to the Client.

7.3.	The Client shall be entitled to suspend the Agreement at any time, except during blackout periods.

Article 8 – EXCLUSIVITY

The Agreement is granted exclusively to Kepler Cheuvreux. The Client is prohibited from appointing any other intermediary with a view to the sale of the Shares for the duration gathered in Article 6 of this Agreement.

Article 9 – REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

9.1	The Client hereby represents that it has full knowledge of the regulations in effect concerning the use of inside information and the sanctions applicable in the event of non-compliance with the said regulations. The Client hereby undertakes to keep himself informed of any changes in the regulations that could affect this Agreement and the transactions subject to it and to adopt any necessary measures to comply with such regulations.

9.2	The Client declares that on the day of the signature of the Agreement, he is not in possession of inside information, within the meaning of the applicable regulations, likely to influence the price of the Shares and has also affirmed that the signature of this Agreement does not take place during the abstention period provided for by the applicable regulations.

9.3	The Client hereby represents that it is the full owner of the Shares, that the latter are not pledged as collateral or security and are free of all liens, and more generally, any rights, restrictions or claims to the benefit of third parties, resulting from legal, regulatory or contractual obligations.

9.4	The Client hereby represents and warrants that it has not carried out, and will not carry out, for the duration of the Agreement, an offer of shares of the Company in any manner whatsoever outside the framework of the Agreement, and that it has not engaged in and will not engage in, for the duration of the Agreement, directly or indirectly, any stabilisation or manipulation of the price of the shares of the Company or in any other action intended to facilitate their sale in any manner whatsoever outside the framework of the Agreement.

9.6	Each Party severally represents that: (a) it has the capacity, power and authority to enter into this Agreement; (b) this Agreement has been duly authorized and executed by its competent authority and constitutes valid and legally binding obligations; (c) the making of this Agreement and the compliance with the terms hereof will not result in violation of the its constitutive documents or any provision contained in any law or regulation applicable to it; and (d) it will maintain all necessary consents and authorizations for the sale of Sell Shares contemplated by this Agreement.

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9.7	The Client hereby represents that there is no lawsuit or legal or arbitration procedure, or any administrative or other measure pending that may result in the deterioration of its financial position or that may affect the validity or execution of the present agreement.

9.8	The Client undertakes to make known to Kepler Cheuvreux any event likely to affect the latter's capacity to execute its delivery obligations within the framework of the Agreement.

9.9	The Client irrevocably undertakes that it will be bound by all the provisions of the Agreement, in an immutable way, until the term of the Agreement or until Kepler Cheuvreux has fulfil its mission under the Agreement as provided by article 1 and article 2.

Article 10 – LIMITATION OF LIABILITY AND INDEMNIFICATION

Kepler Cheuvreux does not guarantee the realization of the sale and does not undertake to buy the Shares for its own account. It is hereby agreed that Kepler Cheuvreux's obligation is limited to best efforts.

Neither Kepler Cheuvreux nor its parent companies, subsidiaries and affiliates, directors and officers (hereafter referred to collectively as the ("Group") shall be liable to the Client, for any claim, loss, damage, liability, cost and/or expense (“Losses”) suffered by the Client or any such other person arising out of or related to the Agreement hereunder except for the Client Losses finally determined by a court and arising directly from any act or omission by Kepler Cheuvreux that constitutes gross negligence, wilful misconduct or fraud.

The Client irrevocably undertakes to indemnify, hold harmless and defend the Group, from and against any and all actions, claims or all damages, charges or disbursements of whatever nature, which may be made and/or suffered by all members of the Group in respect of, or arising out of any acts or omissions in the performance of this Agreement.

An exception to the principle of full indemnification of Kepler Cheuvreux and/or the Group, as provided for above, will only be made in the event that Kepler Cheuvreux commits, in the execution of the Agreement, a fault which a final and non-appealable judicial decision has found to have the characteristics of gross negligence or intentional misconduct and to be the exclusive and determining cause of the loss for which indemnification is sought from the Client.

The provisions of this article shall remain in force beyond the termination or the expiration of the Agreement.

Article 11 – NOTICES

All notification made to the following addresses shall be valid:

- For KEPLER CHEUVREUX:

Cyril Gérard – Corporate Brokerage

Kepler Cheuvreux

112 Avenue Kleber

75116 Paris

Phone : +33 1 70 81 58 08

Email : cgerard@keplercheuvreux.com

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- For the Client:

ADDEX THERAPEUTICS

Chemin des Aulx 12

1228 Plan-les-Ouates

Switzerland

Phone: +41228841555

Email: tim.dyer@addexpharma.com

Article 12 - PROTECTION OF PERSONAL DATA

The Parties undertake to comply with the legislation in force applicable to the processing of personal data and in particular with European Regulation 2016/679 of 27 April 2016 on the protection of individuals with regard to the processing of personal data and on the free movement of such data.

Article 13 – APPLICABLE LAW AND JURISDICTION

This Agreement and any non-contractual obligations arising under or in connection with this Agreement will be subject to and governed by French law. The French courts shall have jurisdiction to settle any dispute arising under or in connection with this Agreement.

Article 14 - ELECTRONIC SIGNATURE

This Agreement may be duly signed electronically and/or in duplicate in hard copy, either of which shall be sufficient for all purposes as evidence of the terms of this Agreement.

This Agreement is executed on 25th July 2023

For the Client

/s/ Tim Dyer
Name: Tim Dyer
Title: CEO

For KEPLER CHEUVREUX

/s/ Grégoire Varenne	/s/ Julia Aliche
Grégoire Varenne	Julia Aliche
General Group Manager	Managing Director, Group COO

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